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                                                                 Exhibit (h)(19)

                     RESTATED EXPENSE LIMITATION AGREEMENT

                                ING EQUITY TRUST

     This RESTATED EXPENSE LIMITATION AGREEMENT (this "Agreement"), effective this 1st day of August 2003, restates the Expense Limitation Agreement dated September 23, 2002 by and between ING Investments, LLC (the "Investment Manager"), ING Equity Trust (the "Registrant") and Clarion CRA Securities, L.P. (the "Sub-Adviser"). If the Registrant is a series fund investment company, then the Registrant is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of the Registrant set forth on Schedule A hereto (each a "Fund," collectively the "Funds"), as such schedule may be amended from time to time to add or delete series. If the Registrant is not a series fund investment company, then this Agreement shall apply to the Registrant, and the use of the terms "Fund" or "Funds" herein shall refer to the Registrant.

     WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company; and

     WHEREAS, the Registrant, the Investment Manager and the Sub-Adviser desire that the provisions of this Agreement do not adversely affect a Fund's status as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), do not interfere with a Fund's ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code
Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

     WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the "Management Agreement"), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

     WHEREAS, the Investment Manager and the Sub-Adviser have entered into an investment management sub-advisory agreement (the "Sub-Advisory Agreement"), pursuant to which the Sub-Adviser provides investment advisory services to one or more of the Funds; and

     WHEREAS, the Registrant, the Investment Manager and the Sub-Adviser have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   Expense Limitation.

     1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Investment Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by such Fund's Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager (the "Fund


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Operating Expenses"), incurred by a class of a Fund listed on Schedule A in any fiscal year exceed the Operating Expense Limit, as defined in Section 1.2 below, for such class for such fiscal year, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager. For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund's use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

     1.2 Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of a Fund shall be the amount specified in Schedule A.

     1.3 Daily Computation. The Investment Manager shall determine on each business day whether the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the "Pro-Rated Expense Cap"). If, on any business day, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund do not equal the Pro-Rated Expense Cap for that class, the amount of such difference shall be netted against the previous day's accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

     1.4  Payment.  At the end of each month, the accruals made pursuant to
Section 1.3 above shall be netted, and the result shall be remitted by the Investment Manager to the Fund if such netting results in an Excess Amount, and it shall be remitted to the Investment Manager if such netting results in a Recoupment Amount and the Investment Manager is entitled to a Recoupment Amount pursuant to Section 2.1 below. Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund's Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act. The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund's advisory fee payable to the Investment Manager.

2. Right to Recoupment. If the Investment Manager has waived or reduced any investment advisory fees, or made any payments pursuant to Section 1.4 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.4 above, the Investment Manager shall be entitled to recoup from a Fund any such investment advisory fees waived or reduced and any such payments made (collectively, a "Recoupment Amount"), if (i) on the date of any calculation under Section 1.3, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund are less than that day's Pro-Rated Expense Cap for that class, and (ii) such Recoupment Amounts have not already been recouped. Any amounts recouped from a class of a Fund shall be recouped in accordance with the principles of the Fund's Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act. Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36 month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.   Contribution by Sub-Advisers.

     3.1 Waiver and/or reduction of fees. Each Sub-Adviser agrees to waive and/or reduce its investment advisory fees under its Sub-Advisory Agreement, in the same percentage, and for the same time period, for any Fund subject to such Sub-Advisory Agreement for which the Investment Manager waives and/or reduces its investment advisory fees under the Management Agreement.




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     3.2  Payment of Excess Amounts. Each Sub-Adviser shall pay to the
Investment Manager a portion of any Excess Amounts paid by the Investment Manager hereunder with regard to any Fund subject to such Sub-Adviser's Sub-Advisory Agreement. A Sub-Adviser's portion of such Excess Amounts shall be the same percentage of such Excess Amounts as the percentage of the investment advisory fees for such Fund that Sub-Adviser receives from the Investment Manager. The Investment Manager may offset amounts owed to the Investment Manager pursuant to this Section 3.2 against the sub-advisory fees paid to the applicable Sub-Adviser. Otherwise, the Investment Manager shall provide an invoice to such Sub-Adviser and the Sub-Adviser shall pay such invoice promptly upon receipt.

     3.3 Allocation of Recoupments. The Investment Manager shall promptly remit to a Sub-Adviser a portion of any amounts recouped by the Investment Manager pursuant to Section 2 of this Agreement that relate to the waiver and/or reduction of fees or the payment of Excess Amounts by such Sub-Adviser. The portion to be paid to such Sub-Adviser shall be the same percentage of the Recoupment Amount as the percentage of the waiver and/or reduction of fees or the payment of Excess Amounts by such Sub-Adviser bears to the total waiver and/or reduction of fees or the payment of Excess Amounts to which such recoupment relates.

     3.4 Accounting. The Investment Manager will provide to each Sub-Adviser reasonable access to the books and records of the applicable Fund and the Investment Manager for the purpose of confirming the amounts waived, reduced, paid or recouped by the Investment Manager under this Agreement.

     3.5 Term and Termination of Sub-Advisers' Obligations and Rights. A Sub-Adviser's obligations under Sections 3.1 and 3.2, and its rights under
Section 3.3, shall begin as of the date such Sub-Adviser becomes a signatory hereto and shall end upon the earlier of the termination of this Agreement, the Management Agreement or such Sub-Adviser's Sub-Advisory Agreement.

4.   Term and Termination.    This Agreement shall have an initial term with
respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within 90 days of the end of the then current term for that Fund. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

5.   Miscellaneous.

     5.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     5.2 Interpretation. Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant's articles of incorporation, declaration of trust, or similar

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governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

     5.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     5.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.



ING EQUITY TRUST                              ING INVESTMENTS, LLC



By:    /s/ Robert S. Naka                     By:    /s/ Michael J. Roland
       ---------------------------                   ---------------------------
Name:  Robert S. Naka                         Name:  Michael J. Roland
Title: Senior Vice President                  Title: Executive Vice President






CLARION CRA SECURITIES, L.P.



By:    /s/ T. Ritson Ferguson
       ---------------------------
Name:  T. Ritson Ferguson
Title: Managing Director



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                                   SCHEDULE A

                                     TO THE

                     RESTATED EXPENSE LIMITATION AGREEMENT

                                ING EQUITY TRUST

                            OPERATING EXPENSE LIMITS


                                                 MAXIMUM OPERATING EXPENSE LIMIT
NAME OF FUND                                 (AS A PERCENTAGE OF AVERAGE NET ASSETS)
------------                                 ---------------------------------------
                                        Class A   Class B   Class C   Class I   Class Q
                                        -------   -------   -------   -------   -------
ING Real Estate Fund                    1.45%     2.20%     2.20%     1.00%     1.45%
Initial Term Expires May 31, 2004



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